EXHIBIT 10.2

Ionis Pharmaceuticals, Inc.
Amended and Restated 2011
Equity Incentive Plan

Global Option Agreement
(Nonstatutory Stock Option)

For Options Granted After January 1, 2022

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement (the definition of which shall include, if applicable, the non-U.S. terms and conditions set forth in the appendix to this Option Agreement (the “Appendix”)), Ionis Pharmaceuticals, Inc. (the “Company”) has granted you an option under its Amended and Restated 2011 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.
Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.
Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.
Exercise Restriction for Non-Exempt Employees. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.

4.
Method Of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)
Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)
Subject to the consent of the Company at the time of exercise, by a “ net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.

5.
Whole Shares. You may exercise your option only for whole shares of Common Stock.

6.
Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.
Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)
three months after the termination of your Continuous Service for any reason other than upon your Disability, retirement or death; provided, however, that if during any part of such three month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three months after the termination of your Continuous Service; and if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six months after the Date of Grant specified in your Grant Notice, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option shall not expire until the earlier of (x) the later of (A) the date that is seven months after the Date of Grant specified in your Grant Notice or (B) the date that is three months after the termination of your Continuous Service, or (y) the Expiration Date;

(b)         12 months after the termination of your Continuous Service due to your Disability;

(c)         18 months after the termination of your Continuous Service due to your retirement; provided that (i) you were over the age of 55 at the time of such retirement and (ii) you had been providing Continuous Service to the Company as an Employee, Director or Consultant (or any combination thereof) for a continuous and uninterrupted period of at least five years prior to such retirement;

(d)        18 months after your death if you die during your Continuous Service;

(e)         the Expiration Date indicated in your Grant Notice; or

(f)         the day before the tenth (10th) anniversary of the Date of Grant.

Notwithstanding the foregoing, if you die during the period provided in Section 7(a), 7(b) or 7(c) above, the term of your option shall not expire until the earlier of 18 months after your death, the Expiration Date indicated in your Grant Notice, or the day before the tenth anniversary of the Date of Grant.

8.
Exercise.

(a)         You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)         By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c)         If (i) you have not exercised your option in full by the 10th business day prior to the expiration of this option, (ii) at such time you are a current employee of the Company or were an employee of the Company within the previous 90 days, (iii) you have not otherwise instructed the broker to exercise this option prior to expiry under a separate Company-approved Rule 10b5-1 Plan, and (iv) the prevailing market price of the Common Stock exceeds the Exercise Price per share of this option, then you authorize the Company’s external stock plan administrator (“Administrator”) to, in its sole discretion, without obligation, and in compliance with all applicable legal conditions and restrictions, exercise this option on your behalf and sell the number of whole shares of Common Stock having a Fair Market Value sufficient to cover the aggregate exercise price plus the minimum amount of tax required to be withheld by law (such number of shares to be determined by the Company as of the date of exercise), and to remit payment of such exercise price and withholding amounts to the Company. In addition, you authorize the Company to, in its sole discretion and in compliance with all applicable legal conditions and restrictions, take any action it deems necessary or appropriate to effect such an exercise and sale.

Notwithstanding the foregoing, the Company may, in its sole discretion, without obligation, and in lieu of the automatic exercise and sale set forth above, effect a “net exercise” arrangement to cover the aggregate exercise price and minimum amount of the tax to be withheld by the Company by law, each as further described in Section 5(c)(iv) and Section 8(f) of the Plan.

You will take all necessary and appropriate actions to effect the exercise and sale under this section, including but not limited to completing any exercise forms or authorizations. You hereby authorize and appoint each of Administrator and the Company’s Corporate Secretary to serve, individually or collectively, as your agent and attorney-in-fact and, in accordance with the terms of this section, to effect the exercise and sale of your option. You will pay the Company an administrative fee of $100 in connection with any exercise or sale under this section.

This Section 8(c) is intended to meet the requirements of, and comply with, Rule 10b5-1 (c) under the Exchange Act.

9.
Transferability. Your option is not transferable, except (1) by will or by the laws of descent and distribution, (2) pursuant to a domestic relations order, (3) with the prior written approval of the Company, by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the option is to be passed to beneficiaries upon the death of the trustor (settlor) and (4) with the prior written approval of the Company, by gift, in a form accepted by the Company, to a permitted transferee under Rule 701 of the Securities Act.

10.
Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant f or the Company or an Affiliate.

11.
Withholding Obligations.

(a)
At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax and social security withholding obligations of the Company or an Affiliate (or your employer, if different), if any, which arise in connection with your option.

(b)
Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the maximum amount of tax and social security required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)
You may not exercise your option unless the tax and social security withholding obligations of the Company and/or any Affiliate (or your employer, if different) are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock unless such obligations are satisfied.

12.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax and social security liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax or social security liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

13.
Notices. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given (i) upon receipt, (ii) in the case of notices delivered by mail by the Company to you, five days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company, or (iii) in the case of notices delivered by courier by the Company to you, one day after deposit with an internationally recognized overnight courier, specifying next day delivery, addressed to you at the last address you provided to the Company, with written verification of receipt.

14.
Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control except as expressly amended or overridden in this Option Agreement.

15.
Appendix. Notwithstanding any provisions in this Option Agreement, if you are resident and/or work outside the U.S., your option shall be subject to the general non-U.S. provisions, and the special terms and conditions for your country of residence and/or work, each as set forth in the Appendix attached to this Option Agreement which, where applicable, shall prevail in the event of conflict between such terms and conditions and the terms of this Option Agreement, and/or the Plan. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.

Appendix

This Appendix includes general terms and conditions applicable to you and your option if you reside and/or work outside the U.S., and special terms and conditions applicable to you if you reside and/or work in the countries below. These terms and conditions are in addition to those set forth in the Option Agreement. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice, or the Option Agreement, as applicable.

This Appendix also includes information relating to exchange control, foreign asset and/or account reporting, and other issues of which you should be aware with respect to your participation in the Plan. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time your option vest, your exercise it, or shares of Common Stock acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, are considered a resident of another country or transfer employment and/or change residency to another country after the Award has been granted, the terms and conditions and the information contained herein may not be applicable to you. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to you in such circumstances. Any references to the “employer” in this Appendix shall include any entity engaging your services.

GENERAL NON-U.S. PROVISIONS

1.         Transferability. Notwithstanding the terms of Section 9 of the Agreement, your option is not transferable, except to your personal representative on your death, and is exercisable during your life only by you or by your personal representative after your death.

2.           Option Not A Service Contract. By accepting your option, you acknowledge, understand and agree that:

(a)         the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b)         the grant of your option is voluntary and occasional and does not create any contractual or other right to receive future grants of options (whether on the same or different terms), or benefits in lieu of options, even if options have been granted in the past;

 (c)        your options and any shares of Common Stock acquired under the Plan on exercise of your options, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, vacation, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(d)
the future value of the shares of Common Stock underlying the option is unknown, indeterminable, and cannot be predicted with certainty;

(e)
neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your options or of any amounts due to you pursuant to the exercise of your option or the subsequent sale of any shares of Common Stock received;

(f)
notwithstanding anything to the contrary in the Plan, for the purposes of the option, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or are otherwise providing services, or the terms of your employment or service agreement, if any), provided that, unless otherwise expressly provided in this Option Agreement or determined by the Company, the vesting of your option will not continue during any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or where you are otherwise providing services, or the terms of your employment or service agreement, if any (regardless, in each case, of whether or not you are providing services to the Company or one of its Affiliates during such notice period, garden leave period, or similar period); and the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the option (including whether you may still be considered to be providing services while on a leave of absence); and

(g)
no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or are otherwise providing services, or the terms of your employment or service agreement, if any), and in consideration of the grant of this option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

3.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action.

4.
Data Privacy.

(a)
To the extent that the processing of your personal data by the Company or its Affiliates under and/or in connection with this Option Agreement falls within the territorial scope of (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27th April 2016 (the “EU GDPR”), (ii) the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended (the “UK GDPR”), and/or (iii) equivalent legislation and/or legislation implementing and/or supplementing the EU GDPR or UK GDPR in any member state of the European Economic Area or the UK or Switzerland, Company and/or its Affiliates will carry out such processing in accordance with their EEA/UK privacy notice from time to time in force, the latest version of which has been provided to you.

(b)
Except where (a) above applies, you explicitly and unambiguously acknowledge and consent to the collection, use, transfer and other processing of your personal data as described in this paragraph (b) by the Company and its Affiliates for the purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and its Affiliates hold certain personal data about you, including, but not limited to, your name, home address, telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held by you in the Company, details of all options or any other entitlement to shares of Common Stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan. You understand that this personal data may be transferred to any third parties assisting in the implementation, administration and management of the Plan.

5.
Language. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Option Agreement. If you have received this Option Agreement, or any other document related to your option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

6.
Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country of residence. The applicable laws in your country of residence may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country of residence through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

7.
Applicable Law. In the event applicable laws prevent or hinder the consummation of the actions and transactions contemplated in this Option Agreement or the Plan, the Company may in its sole discretion agree to vary the terms of the Plan and/or this Option Agreement so that you receive substantially the same economic result as contemplated herein, such as through a cashless sell to cover exercise (provided that at the time of exercise the shares of Common Stock are publicly traded or otherwise liquid), a cash bonus or phantom stock.

8.
Choice of Law. The provisions of the Plan relating to choice of law shall apply to this Option Agreement and the option.

COUNTRY-SPECIFIC PROVISIONS

Germany

Securities Disclaimer. The participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation, as amended.

Exchange Control Information. Cross-border payments in excess of €50,000 must be reported monthly to the German Federal Bank (Bundesbank). In the event that you make or receive a payment in excess of this amount, you are required to report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de) in both German and English. You are responsible for making this report.

Tax Reporting. You must report and pay any capital gains tax liability that arises in connection with the sale of shares acquired under the Plan. In general the statutory deadline of filing annual income tax returns for taxpayers is 31 July of the calendar year following the respective fiscal year. Payment periods of due tax amounts are determined in view of the competent tax office. You should consult with your personal tax advisor to ensure that you are properly complying with applicable reporting requirements in Germany.

Ireland

Director Notification Requirement. If you are a director, shadow director, or secretary of an Irish Affiliate of the Company, pursuant to Part 5, Chapter 5 of the Companies Act 2014, you must notify that Affiliate in writing when receiving or disposing of an interest of any kind in the shares or debentures of the Company (e.g., the option, shares of Common Stock), or when becoming aware of the event giving rise to the notification requirement, or when becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse, civil partner or minor children (whose interests will be attributed to the director, shadow director, or secretary). The foregoing requirements apply only if your securities represent one percent (1%) or more of the Company.

Optionholder Self-Assessment. The following section supplements Section 11 of the Option Agreement (Withholding Obligations):

“For options exercised on or after 1 January 2024, it is your employer’s responsibility to operate withholding tax on the exercise of your options and account to the Irish Revenue Commissioners for any tax in connection with the exercise of the options, under the PAYE system.”

United Kingdom

U.K. Sub-Plan. If you are an Employee, including a Director who is an Employee, your option is granted under, and shall be subject to the terms of, the U.K. Sub-Plan to the Plan.

Option Not A Service Contract. The following supplements Section 2 of the General Non-U.S. Provisions:

“You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any Affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to vest your option, or from the loss or diminution in value of any rights or entitlements in connection with the Plan.”

Withholding Obligations. The following supplements Section 11 of the Option Agreement:

“(d)        As a condition of the vesting of your option, you unconditionally and irrevocably agree:

(i)    to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; and (2) all liability to employee national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs, which arises as a consequence of or in connection with the exercise of your option (the “UK Tax Liability”); or

(ii)   to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following exercise as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to you (including, but not limited to salary); and

(iii)  if so required by the Company, and, to the extent permitted by law, to enter into a joint election or other arrangements under which the liability for all or part of such employer’s national insurance contributions liability is transferred to you; and

(iv)   if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

(v)   to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate (or your employer, if different).”

Withholding Obligations. By accepting the grant of the option you acknowledge and agree that your option and any shares of Common Stock issued on exercise of your option may be subject to clawback in accordance with any applicable policy of the Company from time to time.